EXHIBIT 99.1

PRESS RELEASE

Contact:	Contact:
Jefferson Bancorp/Bay Bank	Carrollton Bancorp/Carrollton Bank
Kevin B. Cashen	Robert A. Altieri
President & CEO	President & CEO
410-427-3707	410-536-7392
kcashen@baybankmd.com	baltieri@carrolltonbank.com

Carrollton Bancorp Shareholders Approve Merger Agreement between Carrollton Bancorp and
Jefferson Bancorp, Inc. and Financial Services Partners Fund, LLC

COLUMBIA, MARYLAND, August 27, 2012 - Carrollton Bancorp (NASDAQ: CRRB) today announced at a special meeting of its shareholders held on August 23, 2012 (the “Special Meeting”), Carrollton Bancorp’s shareholders approved the proposal to adopt the previously announced Agreement and Plan of Merger, dated as of April 8, 2012, as amended on May 7, 2012, by and among Carrollton Bancorp, Jefferson Bancorp, Inc. and Financial Services Partners Fund I, LLC (the “Merger Agreement”).  The Merger Agreement provides for the merger of Jefferson Bancorp, Inc. with and into Carrollton Bancorp, with Carrollton Bancorp continuing as the surviving corporation, and remains subject to regulatory approval and customary closing conditions.  Following the merger, the combined company will operate as a one-bank holding company under the name “Carrollton Bancorp.”

Shareholders owning a total of 2,043,779.06 shares voted at the Special Meeting, representing approximately 79.24% of the shares of Carrollton Bancorp’s common stock outstanding as of the record date for the Special Meeting.  Ninety-eight percent (98%) of those voting approved the transaction.
Robert A. Altieri, President and CEO of Carrollton Bancorp stated “This was a significant step for our shareholders, customers and employees and I am extremely thankful to all for having faith in Carrollton and supporting our efforts over many years.”

Kevin Cashen, President and CEO of Jefferson Bancorp, Inc. and its wholly owned operating subsidiary, Bay Bank, FSB, stated “We believe the combination of Carrollton Bank and Bay Bank represents a powerful combination of resources to effectively serve the Maryland banking market.  The strong capital base coupled with experienced human capital focusing on building customer relationships positions us to be a significant player in the markets that we serve.  We are extremely excited about our opportunity to build the Bay Bank franchise, both organically and through acquisitions, and become the premier bank in Maryland.”

In addition to the approval of this transaction, the holders of a majority of shares of Carrollton Bancorp’s common stock also approved, on an advisory non-binding basis, the proposal regarding certain compensation arrangements for Carrollton Bancorp’s named executive officers in connection with the merger.

About Carrollton Bancorp/Carrollton Bank
Carrollton Bank is a wholly-owned subsidiary of Carrollton Bancorp, a publicly traded bank holding company (NASDAQ: CRRB) headquartered in Columbia, Maryland.  Carrollton Bank has been committed to providing outstanding financial service to the central Maryland region for more than 100 years. Carrollton Bank provides a wide range of financial services for personal and business banking customers, including a variety of checking accounts, competitive rates on certificates of deposit and savings accounts, commercial lending, free nationwide ATMs with the MoneyPass® symbol, mortgages, investment services* and 24-hour internet and telephone banking.  As of December 31, 2011, Carrollton Bank had approximately $365 million in total assets and ten (10) branch locations in the region.  Please visit Carrollton Bank’s website at www.carrolltonbank.com for additional information.

About Jefferson Bancorp, Inc. /Bay Bank, FSB
Jefferson Bancorp, Inc. was formed in 2009 to operate as the savings and loan holding company of a federal savings bank, Bay Bank, FSB, which commenced operations in July 2010, when it acquired certain assets and assumed certain liabilities of Bay National Bank from the Federal Deposit Insurance Corporation.  Substantially all of Jefferson Bancorp, Inc.’s outstanding common shares are owned by Financial Services Partners Fund I, LLC (“FSPF”).  FSPF is a Delaware limited liability company established on July 1, 2005, to pursue equity investments in banks, thrifts, insurance and specialty finance institutions.  Bay Bank, FSB is headquartered in Lutherville, Maryland, and is focused on providing superior customer service to small and medium-sized businesses, their owners and professionals located throughout the region.  Its core products are commercial loans, real estate loans, commercial and consumer deposit services, cash management services and consumer loans.  As of December 31, 2011, Bay Bank had total assets of approximately $130 million and two branch locations.  Please visit Bay Bank’s website at www.baybankmd.com for additional information.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Carrollton Bancorp and Jefferson Bancorp, Inc. and the financial condition and projected expenses of Carrollton Bancorp, Jefferson Bancorp, Inc. and the combined company. These forward-looking statements about future expectations, plans and prospects of Carrollton Bancorp, Jefferson Bancorp, Inc. and the combined company involve significant risks, uncertainties and assumptions, including risks that can be found in the “Risk Factors” section of the Carrollton Bancorp Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Carrollton Bancorp periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Carrollton Bancorp contemplated by these forward-looking statements. These forward looking statements reflect management’s current views, and Carrollton Bancorp does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.